Exhibit 99.E. a.

Consent of Independent Registered Public Accounting Firm

The Board of Directors of MML Bay State Life Insurance Company and

Policy owners of MML Bay State Variable Life Separate Account I:

We consent to the use in this Post-Effective Amendment No. 18 to Registration Statement No. 033-19605 on Form S-6 of our report dated April 12, 2006 with respect to the statement of assets and liabilities of MML Bay State Variable Life Separate Account I as of December 31, 2005 and the related statements of operations and changes in net assets and the financial highlights for each year in the two-year period then ended and of our report dated February 24, 2006 with respect to the statutory statement of financial position of MML Bay State Life Insurance Company as of December 31, 2005 and 2004 and the related statutory statements of income, changes in shareholder’s equity, and cash flows for the years then ended, both appearing in the Prospectus, which is part of such Registration Statement, and to the reference to our firm under the heading “Experts” in the Prospectus.

Our report dated April 12, 2006, refers to other auditors whose report on the financial highlights of MML Bay State Variable Life Separate Account I for each year in the three-year period ended December 31, 2003, dated February 23, 2005, expressed an unqualified opinion on those statements.

Our report dated February 24, 2006 includes explanatory language that states that the Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the State of Connecticut Insurance Department, which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the statutory financial statements are not presented fairly in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in conformity with statutory accounting practices. In addition, our report refers to other auditors whose report on the statutory financial statements of MML Bay State Life Insurance Company for the year ended December 31, 2003, dated March 5, 2004 (except with respect to the matter discussed in Note 14, as to which the date is March 14, 2005), expressed an unqualified opinion on those statements and included explanatory language that described the use of statutory accounting practices, which practices differ from accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Hartford, Connecticut

April 21, 2006